BOISE CASCADE CORPORATION

                KEY EXECUTIVE PERFORMANCE PLAN

                    FOR EXECUTIVE OFFICERS


                (As Restated February 2, 1995)

                    BOISE CASCADE CORPORATION
      KEY EXECUTIVE PERFORMANCE PLAN FOR EXECUTIVE OFFICERS


      1. Purpose of the Plan. The Boise Cascade Corporation Key Executive Performance Plan for Executive Officers (the "Plan") is designed to recognize the contribution made by Executive Officers in optimizing the long-term value to the shareholders of Boise Cascade Corporation (the "Company") and to provide Plan participants with an opportunity to supplement their retirement income through deferrals of awards made under the Plan. The Plan is intended to be subject to and comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is an unfunded plan providing deferred compensation for a select group of senior management or highly compensated employees.

      2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

          2.1 "Award" or "Corporate Performance Award" shall mean a payment made under the Plan, or a payment earned but deferred according to the terms of a Participant's deferral election under
Section 8 of this Plan, based on the Corporate Performance Award Criteria ("Criteria") and/or the Division or Location Performance Measures ("Measures") applicable to the Award Period for which the Award is made. Within 90 days of the beginning of each Award Period, the Committee shall establish the specific Criteria and/or Measures to be achieved by the Company in order for Participants to earn a Corporate Performance Award. The Committee shall establish a mathematical formula pursuant to which an Award, equal to a specified percentage of a Participant's salary, shall be earned upon the attainment of specific levels of the applicable Criteria and/or Measures. This formula may take into account Criteria and/or Measures achieved in prior Award Periods. The Criteria and/or Measures and formula, once established, shall continue for subsequent Award Periods unless modified by the Committee. The Criteria and/or Measures applicable to an Award Period, and the formula pursuant to which Award amounts shall be determined, shall be selected and published within 90 days from the beginning of the Award Period. No Award may be paid to a Participant in excess of $2.5 million for any single Award Period. In the event an Award is earned under the Criteria and/or Measures in effect for an Award Period in excess of $2.5 million, the amount of the Award in excess of this amount shall be deferred in accordance with Section 8 of this Plan.

          2.2 "Award Period" shall mean a period of one year, commencing each January 1 and ending on the following December 31.

          2.3 "Base Salary" shall mean a Participant's annual pay rate at the end of the Award Period without taking into account
(i) any deferrals of income; (ii) any incentive compensation; or
(iii) any other benefits paid or provided under any of the Company's other employee benefit plans.

          2.4 "Capital" shall mean the net investment employed in the operations of the Company, adjusted for LIFO inventory, present value of operating leases, goodwill amortization, major capital projects, and major nonrecurring adjustments.

          2.5 "Capital Charge" shall mean the deemed opportunity cost of employing Capital for the Company calculated as follows:
Capital Charge = average Capital x Pretax Required Rate of Return.

          2.6 "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor provisions, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employee benefit plan maintained by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof.

          2.7  "Committee" shall mean the Executive Compensation
Committee of the board of directors of the Company.

          2.8 "Corporate Performance Award Criteria" shall mean the attainment of specified levels of Return on Equity ("ROE"), Return on Total Capital ("ROTC"), Economic Value Added ("EVA"), Earnings Per Share ("EPS"), and/or Net Income ("NI") selected by the Committee.

          2.9 "Deferred Compensation and Benefits Trust" shall mean the irrevocable trust established by the Company with an independent trustee for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which trust will be subject to claims of the Company's creditors in the event of bankruptcy or insolvency.

               The Deferred Compensation and Benefits Trust shall contain the following provisions:

               a. If a Change in Control of the Company does not occur within one year after the Potential Change in Control, the Company may reclaim the assets transferred to the trustee subject to the requirement that it be again funded upon the occurrence of another Potential Change in Control.

               b. Upon a Change in Control, the assets of the Deferred Compensation and Benefits Trust shall be used to pay benefits under this Plan, except to the extent such benefits are paid by the Company, and the Company and any successor shall continue to be liable for the ultimate payment of those benefits.

               c. The Deferred Compensation and Benefits Trust will be terminated upon the exhaustion of the trust assets or upon payment of all the Company's obligations.

               d. The Deferred Compensation and Benefits Trust shall contain other appropriate terms and conditions consistent with the purposes sought to be accomplished by it. Prior to a Change in Control, the Deferred Compensation and Benefits Trust may be amended from time to time by the Company, but no such amendment may substantially alter any of the provisions set out in the preceding paragraphs.

          2.10 "Division or Location Performance Measures" shall mean the attainment by division(s) and/or location(s) (at the division and/or location level) of specified levels of Pretax Return on Total Capital ("PROTC"), EVA, safety, quality, costs, operating efficiency, sales, production, and/or product mix as determined by the Committee.

          2.11 "Earnings Per Share" shall mean the Company's Net Income and excluding preferred dividends, divided by average shares outstanding as reported in the Company's published financial statements, and adjusted for major nonrecurring and nonoperating expense and income items, as determined by the Committee, based on the facts and circumstances involved. Earnings Per Share shall be on a fully diluted basis if required to be reported on this basis under generally accepted accounting principles; otherwise, Earnings Per Share shall be primary Earnings Per Share.

          2.12 "Economic Value Added" shall mean the excess NOPBT
that remains after subtracting the Capital Charge, expressed as
follows:   EVA = NOPBT - Capital Charge.

          2.13 "Executive Officers" shall mean the Company's Chief Executive Officer, President, and any Executive Vice President,
Senior Vice President, Vice President and the Corporate Secretary, Treasurer, or Controller of the Company.

          2.14 "Net Income" shall mean the Company's income after taxes as reported in the Company's published financial statements for the applicable Award Period. Net Income shall be adjusted for major nonrecurring and nonoperating income or expense items, as determined by the Committee, based on the facts and circumstances involved.

          2.15 "Net Operating Profit Before Tax" ("NOPBT") shall mean the before tax operating income of the Company for the Award
Period.

          2.16 "Participant" shall mean a person who is an Executive Officer of the Company at the beginning of an Award Period or who is elected an Executive Officer by the Company's Board of Directors (the "Board") during an Award Period who is identified by the Company and Committee as being eligible to be a Participant for such Award Period and who timely signs and returns to the Company a participation letter (or similar document) in such form as is approved by the Company.

          2.17 "Potential Change in Control" shall be deemed to have occurred if (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (b) any person (including the Company) pub-licly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (c) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or (d) the board of directors of the Company adopts a resolution to the effect that a Potential Change in Control of the Company for purposes of this Agreement has occurred.

          2.18 "Pretax Required Rate of Return" (also commonly known as the "cost of capital") shall mean the pretax required rate of return percentage including adjustment for business risk and for debt to equity structure, as determined by the Committee for the Award Period.

          2.19 "Return on Equity" shall mean the Company's Net
Income, divided by average shareholders' equity.

          2.20 "Return on Total Capital" shall be the Company's Net Income divided by the average Total Capital, as reported in the Company's published financial statements for the applicable Award
Period.

      3. Determination of Awards. As soon as practical after the conclusion of each Award Period, the Committee shall review and evaluate the Corporate Performance Award Criteria applicable to the Award Period in light of the Company's performance measured in accordance with such criteria, and shall determine whether the criteria have been satisfied. If satisfied, the Committee shall so certify in a written statement, and shall apply the criteria to determine the percentage amount of the Award for each Participant.

      4. Payment of Awards. Payment of Awards, less withholding taxes, shall be made to Participants as soon as practical following the Committee's certification that the applicable Award Criteria have been satisfied and upon determination of the amount of each Award. Funding of Awards under this Plan shall be out of the general assets of the Company. Payment of Awards for which a deferral election has been made by a Participant pursuant to
Section 8 hereof shall be made in accordance with the Participant's deferral election. Notwithstanding the foregoing, no payments shall be made under this Plan unless the material terms of the Plan have been approved by a majority vote of the Company's shareholders voting with respect to such matters.

      5. Administration and Interpretation of the Plan. The Committee shall have the sole discretion, responsibility, and authority to carry out all actions with respect to administration and interpretation of the Plan. Any interpretation by the Committee shall be final and binding on the Participants. The Committee shall have sole discretion to determine any and all questions of fact relating to or arising in connection with the Plan, including but not limited to questions of eligibility and benefits under the Plan. The Committee shall have sole discretion to construe any and all terms or conditions of the Plan and to make determinations and administrative decisions regarding the intent, meaning, application, and effect of any and all aspects of the Plan. The Committee may adopt such rules and regulations relating to the Plan as it may deem necessary for the administration of the Plan. The Committee may delegate its responsibilities hereunder to Company employees, advisors, or other persons who are not members of the Committee, and may rely upon information or opinions of legal counsel or experts selected to render advice with respect to the Plan. Any delegate of the Committee hereunder shall have the absolute discretionary authority vested in the Committee with respect to such delegated responsibilities unless limited in writing by the Committee.

      6. Participation in the Plan. Executive Officers of the Company may become Participants in accordance with the terms of the Plan at any time during the Award Period, as provided in
Section 2.16. If an Executive Officer becomes a Participant at any time other than at the commencement of an Award Period, the amount of his or her Award under the Corporate Performance Award Criteria of the Plan shall be prorated on the basis of the number of days during the Award Period that he or she is a Participant compared to the total number of calendar days in the Award Period.

          At such time as an Executive Officer becomes a Participant in this Plan, he or she shall be eligible to be a Participant in all subsequent Award Periods under the Plan until he or she ceases to be an Executive Officer of the Company, his or her employment with the Company terminates, he or she is excluded from participation by the Committee, or he or she fails to sign a participation letter as provided in Section 2.16.

          If a person becomes a Participant under this Plan and is also a Participant under the Company's Key Executive Performance Plan for Key Executives or any similar incentive plan for the same Award Period, such Participant will also be eligible to receive a pro rata Award under the Key Executive Performance Plan for Key Executives or such other plan, in accordance with the terms of such plan, at the end of the Award Period.

      7. Treatment of Awards Upon Retirement, Disability, Death, Reassignment or Termination. A Participant who (a) retires (including early retirement as defined under the Company's qualified pension plan for salaried employees and retirement under the Company's Supplemental Early Retirement Plan for Executive Officers), (b) becomes totally disabled, (c) dies, or
(d) terminates employment as a direct result of the sale or permanent closure of a division or facility of the Company, or as a direct result of a merger, reorganization, sale, or restructuring of all or part of the Company, will cease to be a Participant in the Plan as of the day of the occurrence of such event. In this event, the Participant (or his or her designated beneficiary or estate in the case of death) shall receive a pro rata Award under the Plan (if one is paid), based on the number of days during the Award Period the person was a Participant in the Plan compared to the total number of days in the Award Period. This prorated Award shall be paid to the Participant (or his or her designated benefi-ciary or estate in the case of death) as soon as practical after the conclusion of the Award Period. Any award to be paid pursuant to clause (d) above shall be calculated based on the Corporate Performance Award Criteria applicable to the Award Period through the date of the occurrence of such event, and shall be calculated as though such event had not occurred.

          If a Participant is excluded from participation by decision of the Committee during an Award Period, the Participant shall cease participation as of the date of such decision and shall receive a prorated Award for the Award Period (if one is paid).
The calculation and payment of this prorated award will be made in the same manner as that of a Participant who has retired, become permanently disabled, or died.

          Participants who otherwise terminate their employment with the Company during an Award Period, whether voluntarily or involuntarily, with or without cause, shall not be eligible to receive any Award for the Award Period, unless payment of an Award to such Participant is approved by the Committee.

      8. Deferral of Awards. A Participant may elect to defer receipt of all or any portion of any Corporate Performance Award made under the Plan to a future date, provided the amount to be so deferred exceeds $2,000, as described in this Section 8. A Participant who has earned an Award in excess of $2.5 million for an Award Period shall be required to defer the amount of the Award in excess of $2.5 million, in accordance with this Section 8.

          Deferred Bonus Accounts shall not be funded, and all Awards deferred by Participants shall be unfunded obligations of the Company. Participants shall be unsecured general creditors of the Company with respect to such Deferred Bonus Accounts.

          8.1 Eligible executives may elect (if done so on or before September 30 of the Plan year) to defer receipt of their Award (if any), subject to the following:

               a. Before September 30 of the Plan year for which a deferral election is to be effective, executives must sign and return to the Company a completed Deferral Election Form, which shall specify (1) the percentage or amount of the Award to be deferred, (2) the form (lump sum or installment) of payment, and
(3) the date on which payment of the deferred Award is to commence. Elections hereunder shall be irrevocable except as otherwise provided in the Plan.

               b. A Deferred Award will be credited to a Deferred Bonus Account for the executive, an account established for Key Executive Performance Plan deferral purposes for the Plan year. Thereafter, the executive's Deferred Bonus Account will be credited with nominal interest at a rate determined by the Company. This rate, which will be set annually, will not be less than the prime rate offered by the Bank of America NT&SA each January 1.

               c.    If any payment is made from an executive's
Deferred Bonus Account during a year, interest will be credited to the account on the portion so paid up to the end of the month preceding the month in which payment occurs.

               d. An executive's Deferred Bonus Account for a given Plan year will be paid to the executive in a lump sum on one of the following dates:

                     (1) The date selected by the executive in the applicable Deferral Agreement, or

                     (2)  January 1 of the year following the
executive's normal or early retirement if no earlier date has been selected previously by the executive.

                          In lieu of lump-sum payment, an executive
may elect to receive payment in consecutive equal annual installments over a period not exceeding ten years commencing with the date the executive selects in the applicable Deferral
Agreement.

               e. Earlier payment of Deferred Bonus Account balances will be made only in accordance with Plan provisions permitting hardship or other early withdrawals, waiting periods, and account limitations, and penalties will apply as set forth in the Plan.

               f. Any amounts deferred shall not be considered as compensation for pension purposes or for purposes of the Company's Savings and Supplemental Retirement Plan. However, any resulting reduction in a participant's pension benefit will be provided from the Company's unfunded supplemental pension plan.

          8.2 Except as otherwise provided herein, election to defer payment of an award is irrevocable.

          8.3 If an executive terminates for any reason other than retirement or death, the Company will pay to such terminated employee his or her Deferred Bonus Account in full in the month following the month of termination. The amount of such Deferred Bonus Account to be distributed will be determined in accordance with paragraph 8.1.b.

          8.4 If an executive terminates because of death or if an executive dies after his or her normal or early retirement and there is an unpaid balance in his or her Deferred Bonus Account, the executive's Deferred Bonus Account or unpaid balance thereof will be paid by the Company to the executive's designated beneficiary or beneficiaries in the month following the month in which the executive's death occurs. The amount of such Deferred Bonus Account or unpaid balance thereof to be distributed will be determined in accordance with paragraph 8.1.c.

          8.5 An executive must designate the beneficiary or beneficiaries who are to receive his or her Deferred Bonus Account in the event of the executive's death. The beneficiary designation shall be made on the Beneficiary Designation form and may be changed at any time upon written notice to the Company. If an executive has not designated a beneficiary or beneficiaries or if all the designated beneficiaries are deceased, the Deferred Bonus Account will be paid to the executive's estate.

          8.6 Distributions of Deferred Bonus Accounts may be made in accordance with the provisions of this Section 8, notwithstanding a Participant's Deferral Election Form.

               8.6.1 Hardship Termination and Distribution. In the event of serious and unanticipated financial hardship, a participant may request a lump-sum distribution of all or a portion of his or her Deferred Bonus Account balance. The participant making a hardship distribution request under this section shall document, to the Company's satisfaction, that distribution of his or her Deferred Bonus Account is necessary to satisfy an unanticipated, immediate, and serious financial need and that the participant does not have access to other funds, including proceeds of any loans sufficient to satisfy the need. Upon receipt of a request under this section, the Company may, in its sole discretion, distribute all or a portion of the participant's account balance in a lump sum, to the extent such distribution is necessary to satisfy the financial need. The participant shall sign all documentation requested by the Company relating to any such distribution, and any participant whose participation in the Plan terminates under this paragraph may not make deferrals of Awards for a minimum of 12 months following the date of any distribution.

               8.6.2      Early Distribution with Penalty.
Notwithstanding any provision in this Plan to the contrary, a participant or beneficiary may, at any time, request a single lump-sum payment of the amount credited to a Deferred Bonus Account or accounts of the Participant under the Plan. The amount of the payment shall be equal to (i) the participant's accumulated Deferred Bonus Account balance under the Plan as of the payment date, reduced by (ii) an amount equal to 10% of such accumulated account balance. This lump-sum payment shall be subject to withholding of federal, state, and other taxes to the extent applicable. This request must be made in writing to the Company. The lump-sum payment shall be made within 30 days of the date on which the Company receives the request for the distribution. If a request is made under this provision, the participant shall not be eligible to participate in any nonqualified deferred compensation plan maintained by the Company, including the deferral option under this Plan, for a period of 12 months after such request is made.
In addition, in this event, any deferred compensation agreement under any nonqualified deferred compensation plan of the Company shall not be effective with respect to compensation payable to the participant during this 12-month period.

               8.6.3 Distribution Upon Extraordinary Events. In the event any participant terminates employment with the Company as a direct result of the sale or divestiture of a facility, operating division, or reduction in force in connection with any reorganization of the Company's operations or staff, such participant may request distribution of his or her entire Deferred Bonus Account balance. Upon receipt of such a request for distribution under this section, the Company may, in its sole discretion, elect whether to approve or deny the request. If the Company approves a request under this section, distribution of the participant's account shall occur no later than the January 1 of the year following the year during which such termination of employment occurs.

               8.6.4 Small Account Distributions. In the event a participant terminates employment with the Company for any reason and the participant's benefit under this Plan is less than either
(i) $5,000 in lump sum present value, calculated in accordance with reasonable assumptions, or (ii) the monthly payment under the benefit payment option selected by the participant is less than $75 per month, such participant may request distribution of his or her entire account balance. Upon receipt of a request for distribution under this section, the Company may, in its sole discretion, elect whether to approve or deny the request. If the request is approved, the Company shall close the participant's account and distribute the participant's entire account balance in a single lump sum. Any distribution under this paragraph shall be made no later than January 1 of the year following the year in which such termination of employment occurs.

          8.7 A participant who has previously submitted an election regarding payment of a Deferred Bonus Account and who subsequently wishes to change that election may submit a written request to change the election to Boise Cascade. Such request must specify, subject to the limits of the Plan, (i) either a lump-sum payment or annual installments and (ii) a date at least one year later than the date originally elected for such payments to commence and terminate. Such requests must be received by the Company at least 30 days prior to January 1 of the year in which the executive previously elected to have the payments commence. Boise Cascade, in its sole and absolute discretion, may accept or reject such application. No change will be permitted that would allow payment of a deferral Award earlier than originally elected.

          8.8 Once an award is made to an executive, it cannot be revoked or modified by the Company and will be paid in accordance with the election made and in accordance with the terms of this Plan.

          8.9 The Deferred Bonus Account of an executive, or any part thereof, shall not be assignable or transferable by an executive, either before or after normal or early retirement, other than to a properly designated beneficiary or beneficiaries or by will or the laws of descent and distribution. During the lifetime of an executive, payments of a Deferred Bonus Account will be made only to the executive.

          8.10 An executive who takes early retirement at the request of the Company may, on that account, change any outstanding deferral election under this Plan at any time between the date on which he or she is so requested to take retirement and the effective date of such early retirement.

          8.11 The Company believes, but does not represent or guarantee, that a deferral election made in accordance with the terms of the Plan is effective to defer the receipt of taxable income. Each executive should consider his or her own financial situation and tax implications prior to electing to defer an Award. Deferral elections are at the sole discretion of each executive and the Company makes no representation regarding the tax or legal consequences of such deferral elections. Executives should consult an attorney or an accountant familiar with the federal income and estate tax laws, as well as their local laws, regarding the tax implications of a deferred Award in their individual cases.

          8.12 This deferral option applies only to participants in those countries where tax statutes recognize voluntary compensation deferral programs that are consistent with the terms of this Plan.

          8.13 Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest, or claim in any property or assets of the Company. Such assets of the Company shall not be held under any trust for the benefit of participants, their beneficiaries, heirs, successors or assigns or held in any way as collateral security for the fulfilling of obligations of the Company under this Plan. Any and all Company assets shall be and remain the general, unpledged, unrestricted assets of the Company. The Company's obligation under this Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

      9. Deferred Compensation and Benefits Trust. Upon the occurrence of any Potential Change in Control of the Company, the Company shall transfer to the Deferred Compensation and Benefits Trust an amount of cash, marketable securities, or other property acceptable to the trustee(s) equal in value to 105 percent of the amount necessary to pay the Company's obligations under this Agree-ment, calculated on an actuarial basis and in accordance with the terms of the Trust (the "Funding Amount"). The cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee(s) subject to and in accordance with the terms of the Trust. In addition, from time to time the Company shall make any and all additional transfers of cash, marketable securities, or other property acceptable to the trustee(s) as may be necessary in order to maintain the Funding Amount with respect to this Plan.

     10.  Miscellaneous.

          10.1 Assignability. A Participant's right and interest under the Plan may not be assigned or transferred, except in the event of the Participant's death, in which event such right and interest shall be transferred to his or her designated beneficiary, or in the absence of a designation of beneficiary, by will or in accordance with the laws of descent and distribution of the state of the Participant's principal residence at the time of death.

          10.2 Employment Not Guaranteed. Neither this Plan nor any description of benefits, company policy or practice, or any action taken hereunder creates a contract of employment, and shall under no circumstances be construed as giving a Participant a right to be or remain as an Executive Officer or an employee of the Company for any period. Any Executive Officer or Participant is employed solely at the will of the Company, and his or her employment may be terminated at any time by the Company, with or without cause or reason, notwithstanding any provision in this Plan, any description of benefits, or any company policy or practice which may be construed to the contrary.

          10.3 Taxes. The Company shall deduct from all Corporate Performance Awards or Individual Performance Awards all applicable federal and state taxes required by law to be withheld from such Corporate Financial Performance Awards or Discretionary Individual Performance Awards. Participants may, upon written request to the Company, request additional amounts to be withheld from any Award.

          10.4 Construction and Jurisdiction. The Plan shall be construed according to the laws of the state of Idaho. In the event any lawsuit or legal action is brought, by any party, person, or entity regarding this Plan, benefits hereunder, or any related issue, such action or suit may be brought only in Federal District Court in the District of Idaho.

          10.5 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Committee or Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon its receipt by the Company, if sent by first-class mail, postage prepaid and addressed to Manager of Executive Compensation, Boise Cascade Corporation,
1111 West Jefferson (83702), P.O. Box 50, Boise, Idaho, 83728-0001.

     11. Amendment and Termination. The Committee may amend or terminate the Plan, at any time, provided that the Committee may not amend or terminate the Plan so as to adversely affect any benefits earned or accrued by Participants prior to the date of the amendment or termination. All actions of the Committee in this regard shall be evidenced by a duly adopted resolution or consent action of the Committee.

     12. Claims Procedure. Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company's Manager of Executive Compensation, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to such claim in the name and on behalf of the Committee. Such written notice of a claim shall include a statement of all facts believed by the Participant to be relevant to the claim and shall include copies of all documents, materials, or other evidence that the Participant believes relevant to such claim. Written notice of the disposition of a claim shall be furnished the claimant within 90 days after the application is filed. This 90-day period may be extended an additional 90 days by the Committee, in its sole discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 90-day period. In the event the claim is denied, the specific reasons for such denial shall be set forth in writing, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant may perfect the claim or submit such claim for review will be provided.

     13. Claims Review Procedure. Any Participant, former Participant or Beneficiary of either, who has been denied a benefit claim under Section 12 hereof shall be entitled, upon written request, to a review of his or her denied claim. Such request, together with a written statement of the claimant's position, shall be filed no later than 60 days after receipt of the written notification provided for in Section 12, and shall be filed with the Company's Manager of Executive Compensation, who shall promptly inform the Committee and forward all such material to the Committee for its review. The Committee may meet in person or by telephone to review any such denied claim. The Committee shall make its decision, in writing, within 60 days after receipt of the claimant's request for review. The Committee's written decision shall state the facts and plan provisions upon which its decision is based. The Committee's decision shall be final and binding on all parties. This 60-day period may be extended an additional
60 days by the Committee, in its discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 60-day period.

     14.  Effective Date.  The Plan shall become effective on
January 1, 1995, provided it is approved by the Company's shareholders at the 1995 annual meeting of shareholders.

                  1994 PERFORMANCE CRITERIA

For 1994, the Plan provides for payment of a Corporate Performance Award when company Net Income equals $77 million. The maximum award payout would occur when Net Income equals or exceeds $329 million (or 20.2% return on equity). The executive officer awards as a percent of base salary would be as illustrated by the following table. Net earnings levels between the amounts indicated would result in proportional reward amounts:

                            NET INCOME ($000,000)
                          $ 77       $178      $329
CEO/COO                     14%        44%       90%
EVP/SVP                     12         37        75
Vice President              10         30        60

                    BOISE CASCADE CORPORATION
                 KEY EXECUTIVE PERFORMANCE PLAN

1995 Payout Criteria Based on Economic Value Added (EVA)

Economic Value Added (EVA(R)) is a registered trademark of Stern
Stewart & Co. and they have assisted Boise Cascade in developing this incentive plan.

                            PAYOUT AS A PERCENT OF SALARY
    Improvement
      in EVA               CEO         EVP/SVP           VP
______________          ______        ______           _____
    Less than
($175,000,000)            0.0%          0.0%            0.0%
           $0            44.0%         37.0%           30.0%
  $87,500,000            66.0%         55.5%           45.0%
 $262,500,000            80.5%         67.7%           54.9%
 $437,500,000            95.5%         80.3%           65.1%
 $563,000,000           106.0%         89.2%           72.3%
 $563,000,001           113.1%         95.1%           77.1%
 $738,000,000           127.6%        107.3%           87.0%

o For Improvement in EVA in excess of $738 Million the payout increases proportionally to the increase from $563,000,001 to $738 Million.

o The payout is interpolated on a straight line for Improvement in EVA not shown in the table.

EVA =                    Net Operating Profit Before Tax -
                         Capital Charge

Net Operating Profit
Before Tax (NOPBT)* =    Income from operating assets
                         +    Imputed interest of capitalized
                              lease obligations
                         +    Increase (decrease) in LIFO reserve
                         +    Annual amortization of goodwill
                         -    Amortization of restructuring
                              losses

  * Unusual nonrecurring and nonoperating income or expense items do not affect NOPBT

Capital Charge =         EVA Capital x 16%

EVA Capital** =          Operating Capital
                         +    Cumulative amortization of goodwill
                         +    Imputed capital value of lease
                              obligations
                         +    Total LIFO reserve account
                         -    Gain from the sale of assets
                         +    Unamortized restructuring losses

  ** Nonrecurring and nonoperating losses do not affect Operating
     Capital. There may be adjustments to Operating Capital for strategic investments while they are under construction and up to two additional years subject to approval by the Executive Compensation Committee of the Board.